UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

eBay Inc.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following is an email to employees of eBay Inc.

Subject: Act Now! Vote Your eBay Shares

Colleagues,

eBay’s annual stockholder meeting is quickly approaching on June 17. You can use the following methods to ensure your vote is registered on this year’s agenda items.

•	First, locate your Voting Instruction Form(s) and applicable control number(s) within the proxy material packet that was sent to you either by mail or email (details may have gone to a personal email account). The control number is required to complete the voting process.

•	Submit your vote via the internet, telephone or mail. Please note internet and telephone are the most efficient manners to submit and register your vote.

°	Internet: Go to www.proxyvote.com and follow the online instructions.

°	Phone: Call +1 (800) 690-6903.

What if I don’t have my Voting Instruction form?

You should have received information from your broker with your control number. If you don’t have it, contact your broker or custodian bank to request your control number and follow the directions above to vote your shares.

Board recommendations

•	Please note that the Board recommends stockholders vote FOR proposals 1, 2, and 3 and AGAINST the stockholder proposal 4.

Questions?

If you have any questions or need assistance voting your shares, please feel free to reach out to us at [internal company email distribution list].

eBay Stock & Equity Team

The following is a form of email to certain stockholders of eBay Inc.

SUBJECT: eBay Corporate Governance – Spring Outreach

[Stockholder],

We are reaching out to request a discussion with your team as part of our ongoing shareholder outreach program and in advance of our 2026 Annual Meeting, scheduled on June 17, 2026.

In particular, we would appreciate the opportunity to discuss the stockholder proposal to lower eBay’s special meeting threshold (Proposal 4 in the Proxy Statement). We’d also be happy to answer any questions you may have on any other topics of interest.

For ease of reference, we would like to share the following materials: 2026 proxy statement, latest earnings materials, 2025 Annual Report, 2025 Impact Report, and 2025 Recommerce Report via these links.

Please let us know of your availability between June 1 to 16. Alternatively, if this window is not convenient, please share some dates and times that work for you.

We look forward to speaking with you, and please forward appropriately, if we did not include the relevant contacts within your organization.

Best,

eBay Investor Relations